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                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C. 20549





                                      FORM 8-K

                                   CURRENT REPORT




                       PURSUANT TO SECTION 13 OR 15(d) OF THE
                          SECURITIES EXCHANGE ACT OF 1934


        Date of Report  (Date of earliest event reported)  DECEMBER 22, 1998



                                IN HOME HEALTH, INC.
               (Exact name of registrant as specified in its charter)



          MINNESOTA                  0-17490               41-1458213
(State or other jurisdiction of    (Commission         (I.R.S. Employer
incorporation or organization)     File Number)        Identification No.)


     CARLSON CENTER, SUITE 500
      601 CARLSON PARKWAY
      MINNETONKA, MINNESOTA                                 55305-5214
     (Address of principal executive offices)               (Zip Code)



          Registrant's telephone number, including area code: 612-449-7500


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Item 5. Other Events

     On December 22, 1998, the Registrant entered into a Second Preferred Stock Modification Agreement (the "Agreement") with ManorCare Health Services, Inc. ("ManorCare"), a wholly owned subsidiary of HCR ManorCare, Inc., to modify the terms of the 200,000 shares of the Company's convertible preferred stock held by ManorCare.

     Under the terms of the Agreement, ManorCare irrevocably waived the right of the preferred stock to vote on an as-if-converted basis along with the common stock, except with respect to any proposal presented to the Company's stockholders to (i) windup, dissolve or liquidate the Company or revoke or forfeit its charter, (ii) amend the Company's articles of incorporation, (iii) merge or consolidate or enter into an exchange agreement with another corporation, or (iv) sell, lease, transfer or otherwise dispose of all or substantially all of the Company's assets not in the usual and regular course of business. The waiver only applies in cases where the preferred stock has the right to vote on an as-if-converted basis with holders of common stock.

     In consideration for ManorCare entering into the Agreement, the Company waived the right to pay the 12% dividends on the preferred stock in the form of shares of common stock. The Company has in the past paid this dividend in the form of cash, and as a result of the waiver will continue to do so.

In addition to the 200,000 preferred shares, ManorCare continues to own 41% of the Company's outstanding common stock. The Agreement does not effect the voting rights of these shares of common stock. As a result of the Agreement, ManorCare no longer has majority voting power with respect to the election of the Company's Board of Directors.

Item 7. Financial Statements and Exhibits

     (c) Exhibits

     4.1  Second Preferred Stock Modification Agreement

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                                      SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

     DATED:  January 6, 1999

                                        IN HOME HEALTH, INC.


                                        by /s/ Robert J. Hoffman, Jr.
                                           --------------------------------
                                           Robert J. Hoffman, Jr.
                                           Acting Chief Financial
                                           Officer